Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports First Quarter 2009 Results
Highlights:
•	Distributable cash flow of $35.5 million, up 2% over 1Q08

•	Revenues of $66.7 million, up 4%

•	Net income attributable to limited partners of $21.6 million, down 13%

•	Distribution increases for 23rd consecutive quarter to $0.54 per unit
HOUSTON, May 6, 2009 — Natural Resource Partners L.P. (NYSE:NRP) today reported distributable cash flow, a non-GAAP measure, of $35.5 million, up two percent from the $34.9 million reported for the first quarter of 2008. Net income attributable to the limited partners decreased 13% to $21.6 million for the first quarter of 2009, compared to $24.8 million for the first quarter of 2008. This represents a $0.05 decrease in earnings per unit to $0.33 in first quarter 2009 compared to $0.38 in the first quarter of 2008. As required, the partnership adopted EITF 07-04 in the first quarter of 2009, resulting in a restatement of the first quarter of 2008 earnings per unit to $0.38 versus the $0.40 previously reported and an increase to $0.56 from the previously reported $0.55 per unit for the fourth quarter of 2008.
“The first quarter of 2009 encompassed a number of events that impacted our earnings. While average coal royalty revenue per ton significantly improved due to contract rollovers at substantially higher prices, production was down by approximately 14%. In response to current market demand for both steam and metallurgical coal several of our lessees have temporarily reduced production until economies recover around the globe and coal use rebounds. We believe that our lessees are making the right decision by curtailing production to react to weaker demand,” said Nick Carter, President and Chief Operating Officer.

Highlights
	1Q09	4Q08	1Q08
	(in thousands except per ton and per unit)
Coal Production:	12,482	15,073	14,469
Coal Royalty Revenues:	$52,607	$58,749	$49,152
Average coal royalty revenue per ton:	$4.21	$3.90	$3.40
Total revenues:	$66,733	$75,822	$64,055
Net income to limited partners:	$21,598	$36,646	$24,770
Average units outstanding in quarter:	64,891	64,891	64,891
Net income per unit:	$0.33	$0.56	$0.38
Distributable cash flow:	$35,493	$66,502	$34,895

NRP Reports 1st Quarter 2009 Results	Page 2 of 10
First Quarter Results
Total revenues increased 4% to $66.7 million for the first quarter of 2009, compared to $64.1 million reported for the same period last year.
First quarter 2009 coal royalty revenues increased 7% to $52.6 million from $49.2 million last year as the partnership experienced increased coal royalty revenues per ton in all regions. Primarily due to the sales contracts of NRP’s lessees rolling over into higher prices, the partnership’s average coal royalty revenue per ton increased by 24% to $4.21 in the first quarter 2009 from $3.40 for the same period last year.
Total production for the partnership was 12.5 million tons compared to 14.5 million tons last year, a decrease of 14%. Production decreased in all regions other than the Illinois Basin. Appalachia declined approximately 1.6 million tons for a multitude of reasons, but mainly due to shut-in production waiting for increases in demand. The Northern Powder River Basin declined approximately 500 thousand tons due to more production on federal coal reserves rather than NRP’s reserves. In the Illinois Basin, NRP saw a modest increase in production due to the longwall at the Williamson mine. While the longwall was not in place in the first quarter of 2008, the first quarter of 2009 included a longwall move that reduced normal production levels. Metallurgical coal production accounted for 24% of this quarter’s production and 32% of revenue even though production and revenue from met coal was down 25% and 6%, respectively, from the 2008 first quarter.
In addition to coal royalty revenues, NRP generated $14.1 million or approximately 21% of its first quarter revenues from other sources, compared to $14.9 million or 23% for the same period in 2008. These other sources include: aggregate royalties; coal processing and transportation fees; rentals; royalties on oil and gas; timber; overriding royalties; and wheelage payments. Aggregate and related bonus royalties generated approximately $1.7 million in the first quarter of 2009 compared to $3.4 million in the same period last year, primarily due to 40% lower production as well as a reduced royalty bonus. While the average base royalty per ton increased, it was not enough to offset the reduced production and bonus royalty. The reduced production was a result of the decline in the economy and reduced demand for construction aggregates in the Pacific Northwest. The decline in aggregates was partially offset by higher property tax revenues and increases in coal transportation fees due to higher volumes.
Total expenses increased 9% to $25.3 million from $23.3 million for the first quarter 2008. The increase in general and administrative expenses of $3.4 million was reduced by a $2.0 million reduction in depreciation, depletion and amortization. The increase in general and administrative expenses was mainly due to increases in accruals for the partnership’s long-term incentive compensation plan, while the reductions in depreciation, depletion and amortization, were due to lower production volumes for both coal and aggregates.

NRP Reports 1st Quarter 2009 Results	Page 3 of 10
Interest expense increased primarily due to a $780 thousand non-cash imputed interest charge related to the delayed payment structure on the Macoupin property purchased in January.
Distributable cash flow improved slightly to $35.5 million from $34.9 million generated in the first quarter of 2008. While net cash provided by operating activities increased $4.4 million in the first quarter of 2009 versus the same period in 2008, NRP reserved an additional $3.8 million this quarter for principal payments due in the first quarter of 2010 on its senior notes.
Outlook
In recent months commodity prices, including coal prices, have declined and NRP expects to see lower realized prices for non-contracted coal in 2009. In spite of the lower commodity prices, NRP’s royalties per ton continued to increase over prior quarters as older contracts have rolled over into higher prices. At the end of 2008, NRP’s lessees had contracted to sell approximately 90% of their steam coal in 2009 and approximately 60% of their metallurgical coal.
Because of significant exposure to metallurgical coal, NRP is feeling the effects of the global reduction in demand for steel. Several of the metallurgical coal producers on NRP properties temporarily reduced or ceased production during the quarter in response to decreased demand. When the global government stimulus packages begin to work and infrastructure projects increase, demand for steel should improve and could allow metallurgical coal production to resume. While production is currently curtailed, with the settlement of metallurgical contracts in Asia, met prices seem to have settled at what should be a sustainable price and could remain steady for the remainder of the year.
“Our initial guidance incorporated both reduced prices for non-contracted met coal and some reductions in anticipated production. We will continue to monitor our lessees’ reactions to the current market environment and will issue updated annual guidance at the time of our second quarter earnings release if necessary,” said Nick Carter.
Distributions
On April 22, the partnership announced its twenty-third consecutive increase in its quarterly distribution to $0.54 per unit. This distribution represents a 9% increase over the first quarter 2008. The distribution will be paid on May 14, 2009 to unitholders of record on May 4, 2009.
Acquisitions
During the first quarter of 2009, NRP completed acquisitions totaling $156.8 million. These acquisitions were funded through cash and borrowings, and are expected to be accretive to earnings and cash flow over the long-term. These acquisitions, encompassing both coal reserves and infrastructure assets, further the partnership’s

NRP Reports 1st Quarter 2009 Results	Page 4 of 10
commitment to diversifying its asset base, and demonstrate the financial strength of NRP in these difficult economic times.
Market Conditions and Liquidity
“With our private placement of $200 million of senior unsecured notes completed in March, we now have the full $300 million available on our credit facility. That together with our substantial cash balance gives us tremendous flexibility to take advantage of opportunities in this market environment,” said Dwight Dunlap, Chief Financial Officer.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves being mined in West Virginia and Washington.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2009 outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange

NRP Reports 1st Quarter 2009 Results	Page 5 of 10
Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

09-07	-Financial statements follow-

NRP Reports 1st Quarter 2009 Results	Page 6 of 10
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	For the three months ended
	March 31
	2009	2008
	(Unaudited)
Coal:
Coal royalty revenues:
Appalachia
Northern	$3,043	$3,503
Central	37,878	34,297
Southern	5,097	5,498

Total Appalachia	$46,018	$43,298
Illinois Basin	4,251	2,633
Northern Powder River Basin	2,338	3,221

Total	$52,607	$49,152

Production volumes (tons):
Appalachia
Northern	1,099	1,337
Central	7,989	8,942
Southern	841	1,294

Total Appalachia	9,929	11,573
Illinois Basin	1,326	1,165
Northern Powder River Basin	1,227	1,731

Total	12,482	14,469

Average gross royalty per ton:
Appalachia
Northern	$2.77	$2.62
Central	4.74	3.84
Southern	6.06	4.25
Total Appalachia	$4.63	$3.74
Illinois Basin	3.21	2.26
Northern Powder River Basin	1.91	1.86
Combined average gross royalty per ton	$4.21	$3.40

Aggregates:
Royalty revenues	$930	$1,418
Aggregate royalty bonus	$720	$1,944
Production	690	1,154
Average base royalty per ton	$1.35	$1.23

NRP Reports 1st Quarter 2009 Results	Page 7 of 10
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	For the three months ended
	March 31,
	2009	2008
	(Unaudited)
Revenues:
Coal royalties	$52,607	$49,152
Aggregate royalties	1,650	3,362
Coal processing fees	1,900	1,897
Transportation fees	2,096	1,649
Oil and gas royalties	1,493	1,445
Property taxes	3,211	2,392
Minimums recognized as revenue	223	307
Override royalties	2,548	2,499
Other	1,005	1,352

Total revenues	66,733	64,055
Operating costs and expenses:
Depreciation, depletion and amortization	13,078	15,059
General and administrative	7,506	4,149
Property, franchise and other taxes	3,975	3,649
Transportation costs	268	121
Coal royalty and override payments	489	309

Total operating costs and expenses	25,316	23,287

Income from operations	41,417	40,768
Other income (expense)
Interest expense	(8,079)	(7,360)
Interest income	82	444

Net income	$33,420	$33,852

Net income attributable to:
General partner	$441	$505

Holders of incentive distribution rights	$11,381	$8,577

Limited partners	$21,598	$24,770

Basic and diluted net income per limited partner unit:	$0.33	$0.38

Weighted average number of units outstanding:	64,891	64,891

NRP Reports 1st Quarter 2009 Results	Page 8 of 10
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	For the three months ended
	March 31,
	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net income	$33,420	$33,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,078	15,059
Non-cash interest charge, net	882	118
Change in operating assets and liabilities:
Accounts receivable	(3,463)	(3,719)
Other assets	267	261
Accounts payable and accrued liabilities	(395)	(251)
Accrued interest	(3,145)	(2,920)
Deferred revenue	5,512	2,413
Accrued incentive plan expenses	(466)	(3,148)
Property, franchise and other taxes payable	(2,138)	(2,462)

Net cash provided by operating activities	43,552	39,203

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(95,641)	—
Acquisition or construction of plant and equipment	(1,157)	(2,800)

Net cash used in investing activities	(96,798)	(2,800)

Cash flows from financing activities:
Proceeds from loans	303,000	—
Deferred financing costs	(661)	—
Repayment of loans	(151,192)	(193)
Retirement of obligation related to purchase of coal reserves and infrastructure	(40,000)	—
Distributions to partners	(46,720)	(40,231)

Net cash provided by (used in) financing activities	64,427	(40,424)

Net increase (decrease) in cash and cash equivalents	11,181	(4,021)
Cash and cash equivalents at beginning of period	89,928	58,341

Cash and cash equivalents at end of period	$101,109	$54,320

Supplemental cash flow information:
Cash paid during the period for interest	$10,280	$10,158

Non-cash financing activities:
Obligation related to purchase of coal reserves and infrastructure acquisition	$59,220	$—

NRP Reports 1st Quarter 2009 Results	Page 9 of 10
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands)
ASSETS

	March 31,	December 31,
	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$101,109	$89,928
Accounts receivable, net of allowance for doubtful accounts	34,626	31,883
Accounts receivable – affiliate	2,071	1,351
Other	668	934

Total current assets	138,474	124,096
Land	24,343	24,343
Plant and equipment, net	66,489	67,204
Coal and other mineral rights, net	1,094,197	979,692
Intangible assets, net	131,993	102,828
Loan financing costs, net	3,235	2,679
Other assets, net	497	498

Total assets	$1,459,228	$1,301,340

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$568	$861
Accounts payable — affiliates	20,263	365
Current portion of long-term debt	32,235	17,235
Accrued incentive plan expenses – current portion	3,184	3,179
Property, franchise and other taxes payable	3,984	6,122
Accrued interest	3,274	6,419

Total current liabilities	63,508	34,181
Deferred revenue	46,266	40,754
Accrued incentive plan expenses	3,771	4,242
Long-term debt	615,630	478,822
Partners’ capital:
Common units	706,222	719,341
General partner’s interest	13,086	13,579
Holders of incentive distribution rights	11,381	11,069
Accumulated other comprehensive loss	(636)	(648)

Total partners’ capital	730,053	743,341

Total liabilities and partners’ capital	$1,459,228	$1,301,340

NRP Reports 1st Quarter 2009 Results	Page 10 of 10
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)

	For the three months ended
	March 31,
	2009	2008
	(Unaudited)
Net cash provided by operating activities	$43,552	$39,203
Less scheduled principal payments	(192)	(193)
Less reserves for future principal payments	(8,059)	(4,308)
Add reserves used for scheduled principal payments	192	193

Distributable cash flow	$35,493	$34,895

-end-